SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 11, 2006

Arrhythmia Research Technology, Inc.

(Exact name of issuer as specified in its charter)

Delaware (State or other jurisdiction of Incorporation or organization)	1-9731 (Commission File Number)	72-0925679 (I.R.S. Employer Identification Number)

25 Sawyer Passway

Fitchburg, MA 01420

(Address of principal executive offices and zip code)

(978) 345-5000

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure

The Company’s wholly owned subsidiary, Micron Products, Inc. (“Micron”) has applied for and is in discussions with the City of Fitchburg for the purpose of using tax incremental financing in connection with the purchase of two properties with existing buildings and improvements adjacent to the Company’s Fitchburg headquarters from the Fitchburg Redevelopment Authority and unrelated third persons. The Company has also applied for and is in discussions with the Commonwealth of Massachusetts to obtain economic development incentive tax credits for the acquisition and improvement to Micron’s existing facilities as well as properties proposed to be acquired.

In addition to its agreement with the Fitchburg Redevelopment Authority, Micron has also entered into an agreement with unrelated individuals for the proposed purchase of property with existing buildings and improvements adjacent to its Fitchburg headquarters and manufacturing facility. The Company has deposited an earnest money payment of $10,000 with respect to each of the two agreements. Consummation of each of the two agreements is subject to satisfactory fulfillment of certain contingencies and conditions, including without limitation, environmental site assessments, title and structural engineering review. If acquired, the properties subject of the two agreements would add approximately 55,000 square feet to the Company’s existing 125,000 square feet of office and manufacturing space in Fitchburg. Closing of such transactions is expected to occur in the fourth quarter of 2006. The acquisition cost of each property will be paid from existing corporate funds.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fitchburg, Commonwealth of Massachusetts, on the 12th day of October 2006.

ARRHYTHMIA RESEARCH TECHNOLOGY, INC.

By: /s/ David A. Garrison

David A. Garrison

Executive Vice President and

Chief Financial Officer